Exhibit 99.1

PRESS RELEASE

Delaware Court of Chancery Upholds Selectica Shareholder Rights Plan

SAN JOSE, Calif., March 3, 2010 — Selectica (NASDAQ: SLTCD), a leading provider of contract lifecycle management and sales configuration solutions, today announced that the Delaware Court of Chancery has ruled in favor of Selectica in a lawsuit seeking a determination of the validity of its shareholder rights plan.

The Court concluded that the Selectica Board of Directors’ adoption of a shareholder rights plan with a 4.99% threshold designed to protect the Company’s net operating loss carryforwards, and actions taken by the Board in response to an intentional trigger of the plan by Versata Enterprises, Inc. and Trilogy, Inc., were both valid exercises of the Board’s business judgment.

“We are very pleased with the Court’s decision upholding the Board’s actions to protect a valuable asset such as the net operating loss carryforwards through its shareholder rights plan,” said Jamie Arnold, Co-chairman of the Board. “With this decision, the Board will continue to focus on building our business and increasing shareholder value.”

About Selectica, Inc.

Selectica (NASDAQ: SLTCD) provides Global 2000 companies with solutions that automate complex contract management and sales configuration processes. Selectica’s enterprise solutions streamline critical business functions including sales, procurement, and corporate governance, and enable companies to eliminate risk, increase revenue, and cut costs. Selectica customers represent leaders in manufacturing, technology, retail, healthcare, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, Hitachi, International Paper, ManTech, Levi Strauss & Co., Qwest Communications, and Rockwell Automation. For more information, visit www.selectica.com.

Forward Looking Statements

Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica’s products and services; government policies and regulations, including, but not limited to those affecting the Company’s industry; and risks related to the Company’s past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company’s most recent Form 10-K, and other reports filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Todd Spartz

(408) 545-2648

ir@selectica.com

Allen Pogorzelski

(408) 545-2531

pr@selectica.com